Exhibit 99.1

THERAVANCE REPORTS SECOND QUARTER 2005 FINANCIAL
RESULTS

SOUTH SAN FRANCISCO, CA / July 27, 2005 – Theravance, Inc. (Nasdaq: THRX) reported today its financial results for the second quarter ended June 30, 2005.  The net loss for the second quarter of 2005 increased to $31.7 million from $30.5 million for the second quarter of 2004 due primarily to increased research and development costs associated with its telavancin Phase 3 clinical programs.

Research and development spending for the second quarter of 2005 was $28.1 million compared to $20.4 million for the same period last year, an increase of $7.7 million.  This increase was driven primarily by higher external research and development costs for Phase 3 telavancin clinical studies and Phase 1 clinical studies for the overactive bladder and gastrointestinal (GI) motility programs.  Total external research and development spending was $14.4 million in the second quarter of 2005, up from $6.9 million in the second quarter of 2004.  General and administrative costs for the second quarter 2005 were $6.6 million, down from $9.4 million during the same period last year.  This decrease was driven primarily by expenses associated with the forgiveness of an executive loan and related taxes in June 2004 in connection with the GlaxoSmithKline (GSK) strategic alliance, and was partially offset by increases in telavancin prelaunch costs as well as higher employee and facilities related expenses.

Revenue increased to $2.9 million in the second quarter of 2005 from $2.2 million in the second quarter of 2004 due to increased amortization associated with additional upfront and milestone payments that were received under the Company’s “Beyond Advair” collaboration and strategic alliance with GSK.  All payments received to date under these agreements are amortized over the relevant performance period rather than recognized when received.

Cash, cash equivalents, and short term investments totaled $202.4 million at the end of the second quarter 2005, a decrease of $29.4 million during the second quarter.

“We continue to be pleased with the progress of our two lead programs – telavancin and Beyond Advair.” noted Rick E Winningham, the Company’s Chief Executive Officer, “Importantly, during the second quarter, we announced the results of a Phase 2a study which showed that GSK159797, the Beyond Advair program lead candidate, provided clinically significant increases in bronchodilation over 24 hours with no clinically significant impact on heart rate when dosed via dry powder inhaler, the intended commercial formulation. As a result, ‘797 represents the first bronchodilator delivered via dry powder inhaler to demonstrate 24 hour duration of action.  With these results, ‘797 is in a position to begin Phase 2b clinical studies later this year.”

Commenting on the progress of its two telavancin Phase 3 clinical programs, Michael Kitt, M.D., the Company’s Senior Vice President, Development, noted, “We remain on track to complete enrollment of our Phase 3 complicated skin and skin structure infections studies in the first half of 2006 and Hospital-Acquired Pneumonia studies in the second half of 2006.  These studies are powered to demonstrate that telavancin is non-inferior to vancomycin in treating patients with Gram-positive infections and to demonstrate that telavancin is superior to vancomycin in treating patients with MRSA infections. MRSA infections, a public health concern, result in high mortality rates in hospital-acquired pneumonia and high morbidity rates in cSSSI. Our goal is for telavancin to become the new standard of care for treating patients with known or suspected MRSA infections.”

Recent Highlights

•                  On June 13, 2005, the Company announced that GSK enrolled the first subjects in a Phase 1 clinical study designed to assess the safety, tolerability and pharmacokinetics of Theravance’s investigational, inhaled long-acting muscarinic antagonist (LAMA) bronchodilator, GSK656398 (formerly known as TD-5742), for the treatment of chronic obstructive pulmonary disease (COPD).  Exemplifying the strength and productivity of the company’s partnership with GSK, this study was initiated ahead of schedule, just ten months after GSK’s decision to license the program shortly after Theravance advanced the program into development.

•                  On June 27, 2005, Theravance announced the results of a Phase 2a study which showed that GSK159797 (‘797) is the first bronchodilator delivered via dry powder inhaler, the intended commercial formulation, to demonstrate 24 hour duration of.   The study was a single dose, placebo-controlled crossover design to test the bronchodilatory effect, safety and tolerability of multiple dose levels of ‘797 administered by a dry powder inhaler in 20 patients with mild asthma. Doses in the anticipated clinical range produced clinically significant increases in FEV1 through 24 hours. At 24 hours, 10 and 20 mcg doses of ‘797 produced adjusted mean changes from baseline FEV1 of 460 mL and 540 mL, respectively, compared to a change of 130 mL for placebo. The placebo-corrected mean maximum heart rate increase over the 26-hour period of measurement was 1.0 beats per minute (b.p.m.) for the 10 mcg dose and 2.7 b.p.m. for the 20 mcg dose.

Conference Call and Webcast Information

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial 800-810-0924 from the U.S., or 913-981-4900 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s website at www.theravance.com. To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the Company’s website for 30 days through August 26, 2005. A telephone replay will also be available through 11:59 p.m. Eastern Daylight Time on August 2, 2005 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 8503422.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Of the six programs in development, two are in late stage – telavancin and the Beyond Advair collaboration with GlaxoSmithKline. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections, overactive bladder and gastrointestinal disorders. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the Company’s website at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Examples of such statements include statements relating to the expected timing, scope and results of clinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates and the enabling capabilities of proprietary insights. These statements are based on the current estimates and assumptions of the management of Theravance, Inc. as of the date of this press release and are naturally subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by its forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, delays or failure to achieve regulatory approvals, the availability and cost of capital, and the actions of collaboration partners.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Factors Affecting Results, Including Risks and Uncertainties” contained in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Theravance’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 13, 2005 and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Investors	Media
Theravance, Inc.	Theravance, Inc.
Greg Sturmer	David Brinkley
VP, Finance and Investor Relations	SVP, Commercial Development
650-808-4100	650-808-3784
gsturmer@theravance.com	dbrinkley@theravance.com

THERAVANCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Revenue from related party	$2,913	$2,176	$5,670	$3,563

Operating expenses:
Research and development	28,050	20,409	57,405	39,284
General and administrative	6,620	9,416	11,690	12,704
Stock-based compensation	1,434	3,483	2,842	3,867
Total operating expenses	36,104	33,308	71,937	55,855

Loss from operations	(33,191)	(31,132)	(66,267)	(52,292)

Interest and other income, net	1,619	853	3,437	1,520
Interest expense	(144)	(206)	(337)	(423)
Net loss	$(31,716)	$(30,485)	$(63,167)	$(51,195)
Net loss per share (1)	$(0.60)	$(1.08)	$(1.19)	$(2.92)

Shares used in computing net loss per share (1)	53,163	28,130	53,025	17,543
Shares outstanding at the end of the period (1)	53,471	45,239	53,471	45,239

(1)          On October 5, 2004, the Company completed its initial public offering with the sale of 7,072,500 shares of common stock and 433,757 shares of Class A common stock to an affiliate of GSK in a private transaction.  These shares are reflected in the 2005 share and per share amounts.

Shares used in computing net loss per share excludes approximately 10.3 million and 8.9 million shares issuable upon exercise of outstanding stock options and warrants as of June 30, 2005 and 2004, respectively, as their effect would be antidilutive.

THERAVANCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,	December 31,
	2005	2004
	(unaudited)	(2)

Assets
Cash, cash equivalents and short-term investments	$202,378	$257,141
Other current assets	10,870	7,327
Property and equipment, net	13,631	13,242
Other assets	6,922	8,312
Total assets	$233,801	$286,022

Liabilities and stockholders’ equity
Current liabilities, net of current portion of deferred revenue (1)	$26,309	$24,078
Deferred revenue (1)	69,628	67,298
Other long-term liabilities	3,906	4,279
Stockholders’ equity	133,958	190,367
Total liabilities and stockholders’ equity	$233,801	$286,022

(1)          Deferred revenue includes the current portion of $12.0 million and $11.0 million as of June 30, 2005 and December 31, 2004, respectively. The net increase in total deferred revenue is a result of an opt-in payment received from GSK’s licensing of our muscarinic antagonist/beta2 agonist (MABA) program in March 2005 and achievement of a milestone payment from initiation of a Phase 1 trial under the LAMA program in June 2005.

(2)          The condensed consolidated balance sheet amounts at December 31, 2004 are derived from audited financial statements.